SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

                                (Amendment No. )

Filed by the Registrant [X]

Filed by a party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement

[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)
     (2))

[ ]  Definitive Proxy Statement

[ ]  Definitive Additional Materials

[ ]  Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12


                              BIONX IMPLANTS, INC.
                (Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and O-11.

[ ]  Fee paid previously with preliminary materials.

[ ] Check  box  if any part of the fee is offset as  provided  by  Exchange  Act
    Rule O-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                              BIONX IMPLANTS, INC.


                                  July 16, 1999



Dear Stockholder:

          On behalf of the Board of Directors and management, I am pleased to invite you to the 1999 Annual Meeting of Stockholders of Bionx Implants, Inc. The meeting will be held on August 13, 1999 at 10:00 a.m. at the Doubletree Hotel, 640 W. Germantown Pike, Plymouth Meeting, Pennsylvania. A notice of meeting, proxy statement and proxy card are enclosed for your review.

          I urge you to read the enclosed materials carefully and to complete, sign and mail promptly the proxy card contained with this letter to assure that your vote will be counted.

          The  officers,   directors  and  staff  of  Bionx  Implants  sincerely
appreciate your continuing support.

                                              Very truly yours,



                                                Terry D. Wall
                                               Chairman of the Board

                              BIONX IMPLANTS, INC.

                            Notice of Annual Meeting

          The Annual Meeting of Stockholders of Bionx Implants, Inc. (the "Company") will be held at the Doubletree Hotel, 640 W. Germantown Pike, Plymouth Meeting, Pennsylvania on August 13, 1999 at 10:00 a.m. At the meeting you will be asked to consider and act upon the following proposals:

          1. Election of two directors to serve for a term of three years. See "Proposal One -- Election of Directors of the Company" in the Proxy Statement.

          2. To approve the reincorporation of the Company as a Pennsylvania corporation. See "Proposal Two -- To Approve the Reincorporation of the Company as a Pennsylvania Corporation" in the Proxy Statement.

          3. To conduct other business if properly raised at the meeting or any adjournment thereof.

          Only stockholders of record at the close of business on July 12, 1999 are entitled to notice of, and to vote at, the meeting.


                                              Michael J. O'Brien
                                              Secretary

Blue Bell, Pennsylvania
July 16, 1999

________________________________________________________________________________
TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE MEETING, PLEASE COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY CARD IN THE RETURN ENVELOPE PROVIDED.

                              BIONX IMPLANTS, INC.
                            1777 Sentry Parkway West
                             Gwynedd Hall, Suite 400
                          Blue Bell, Pennsylvania 19422

                                 PROXY STATEMENT


          The Board of Directors of Bionx Implants, Inc. (the "Company") is soliciting proxies for use at the Annual Meeting of Stockholders to be held at the Doubletree Hotel, 640 W. Germantown Pike, Plymouth Meeting, Pennsylvania on August 13, 1999 at 10:00 a.m., and for use at any adjournments thereof (the "Annual Meeting"). This Proxy Statement and the enclosed form of proxy are first being sent to stockholders on or about July 16, 1999.

          Record Date and Quorum. Only stockholders of record at the close of business on July 12, 1999 (the "Record Date") will be entitled to vote at the Annual Meeting. On that date, there were outstanding __________ shares of the Company's common stock, par value $.0019 per share ("Common Stock"). Each share of Common Stock is entitled to one vote on each matter to be voted on at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of holders of a majority of the issued and outstanding shares of Common Stock, as of the Record Date, will constitute a quorum.

          Voting Procedures. Directors will be elected by a plurality of the votes cast. Approval of the proposal to reincorporate the Company as a Pennsylvania corporation will require the affirmative vote of the holders of record of a majority of the outstanding shares of Common Stock. Approval of any other matter to be submitted to the stockholders will require the affirmative vote of a majority of the votes cast at the Annual Meeting. Properly executed proxies will be voted as directed in the proxy; however, if no direction is given, a properly executed proxy will be voted FOR the election of the director nominees and FOR the reincorporation proposal. Proxies marked "abstention" on a matter will not be voted on that matter but will be considered to be represented at the Annual Meeting. Shares registered in the names of brokers or other "street name" nominees for which proxies are voted on some but not all matters will be considered to be represented at the Annual Meeting, but will be considered to be voted only as to those matters actually voted. Since the proposal to reincorporate the Company as a Pennsylvania corporation requires the affirmative vote of a majority of the Company's outstanding shares, abstentions and broker non-votes will have the same effect as a vote against this proposal.

          Proxies and Revocation. A proxy card is enclosed. You may revoke your proxy at any time before it is exercised. In order to revoke a proxy, you must either give written notice of revocation to the Secretary of the Company or to the Secretary of the Annual Meeting, or vote your shares subject to the proxy by a later dated proxy or by written ballot at the Annual Meeting. Your presence at the Annual Meeting will not by itself revoke your proxy.

               PROPOSAL ONE - ELECTION OF DIRECTORS OF THE COMPANY

          The Company's Board of Directors is divided into three classes with each class serving staggered terms of three years, so that only one class is elected in any one year. Presently, there are five directors on the Board. Two directors are to be elected at the Annual Meeting to serve until the 2002 Annual Meeting and until their respective successors are elected and have qualified.

          Each of the nominees for director is presently a director of the Company. Each has consented to being named as a nominee in this Proxy Statement and has agreed to serve as a director if elected at the Annual Meeting. It is the intention of the persons named as proxies to vote the shares represented by the proxy for the election of each of the nominees listed below. If any nominee shall become unable or unwilling to serve as a director, the persons named as proxies will cast their votes for the remaining nominee and have discretion to vote for another person designated by the Board of Directors. The Board of Directors has no reason to believe that either of the nominees will be unavailable for election.

          The following information contains the current and past five years' business experience, certain other directorships and age of each nominee for director and of each director whose term extends beyond 1999 and thus is continuing in office. The following information is given as of July 1, 1999, and except as otherwise noted the directors have held the occupational positions listed for at least the past five years:

Nominees

     o David J. Bershad: Senior Partner, Milberg Weiss Bershad Hynes & Lerach LLP (law firm). Director of Vital Signs, Inc. ("Vital Signs"). Director of the Company since 1995. Age: 59.

     o   Pertti Tormala:  Executive Vice President, Research and Development of
         the Company (1995 to the present); Chief   Executive   Officer  and co-
         founder of the Company's foreign subsidiaries (prior years). Director of the Company since 1995. Age: 53.

Continuing Directors Serving Until 2000

      o Anthony J. Dimun: Executive Vice President and Chief Financial Officer of Vital Signs (manufacturer of disposable anesthesia and respiratory devices). Director of EchoCath, Inc. and Vital Signs. Director of the Company since 1995. Age: 55.

      o David H. MacCallum: Executive Vice President, Head of Healthcare, ING Baring Furman Selz, LLC (investment banking firm) (April 1998 to the present); Managing Director for Life Sciences Investment Banking, UBS Securities LLC (investment banking firm) (1994 to March 1998); Co-Head, Investment Banking, Hambrecht & Quist LLC (1983-1994) (investment banking firm). Director Minimed Inc. Director since 1995. Age: 61.

Continuing Directors Serving Until 2001

     o Terry D. Wall: Chairman of the Board of the Company (1995 to the present); President and Chief Executive Officer of Vital Signs. Director of Vital Signs and Exogen, Inc. Director of the Company since 1995. Age: 57.

          During 1998, the Board of Directors held five meetings and acted by unanimous written consent once. During 1998, no director attended less than 75% of the aggregate number of meetings of the Board and committees of the Board of which he was a member. There are no relationships by blood, marriage, or adoption, between any nominee for director, continuing director or executive officer of the Company and any other nominee for director, continuing director or executive officer of the Company.

          Audit Committee - During 1998, the Audit Committee of the Board held four meetings. The functions of the Audit Committee are to review, act on and report to the Board with respect to various auditing and accounting matters. These matters include the selection of the Company's independent auditors, the scope of the annual audits, the fees to be paid to the auditors, the performance of the Company's auditors and the accounting practices of the Company. The Audit Committee is composed of two directors who are not officers or employees of the Company or its subsidiaries. The current members of the Audit Committee are Mr. Dimun, Chairman, and Mr. MacCallum.

          Compensation Committee - During 1998, the Compensation Committee of the Board held two meetings. The functions of the Compensation Committee are to determine the salaries and incentive compensation of the employee-officers of the Company and to provide recommendations for the salaries and incentive compensation of the other employees and consultants of the Company. The
Compensation Committee also administers the Company's Stock Option/ Stock Issuance Plan. The current members of the Compensation Committee are Mr. Bershad and Mr. Wall, Chairman.

          The Board has no nominating committee; the functions of a nominating committee are performed by the entire Board. No procedures have been developed with respect to obtaining nominations from stockholders.

Securities Ownership of Management and Others

          The following table sets forth the beneficial ownership of shares of Common Stock as of June 1, 1999 by (1) the only stockholders of the Company known by management to beneficially own more than 5% of the Company's Common Stock, (2) the directors of the Company, (3) the executive officers named in the Summary Compensation Table below and (4) all directors and executive officers of the Company as a group.


                                                      Shares of
                                              Common Stock Beneficially              Percentage Beneficially
          Beneficial Owner(2)                        Owned (1)(2)                            Owned

Bionix B.V. (3)                                       2,684,211                               30.1
Terry D. Wall (4)                                     2,570,967                               28.8
The Kaufman Fund, Inc. (5)                              985,000                               11.0
Waddell  & Reed  Investment  Management
   Company (6)                                          715,000                                8.0
David W. Anderson (7)                                   442,173                                4.8
David J. Bershad (8)                                    396,140                                4.4
Anthony J. Dimun (9)                                    170,820                                1.9
Stephen A. Lubischer (10)                                38,844                                *
David H. MacCallum (11)                                 141,067                                1.6
Michael J. O'Brien (12)                                  33,578                                *
Pertti Tormala (13)                                   1,122,037                               12.6
Michael F. Matz                                           3,000                                *
All directors  and  executive  officers               5,071,405                               54.6
   as a group (13 persons)(14)

______________
* Represents less than 1% of the outstanding Common Stock.

(1) Applicable percentage ownership is based on 8,922,076 shares of Common Stock outstanding as of June 1, 1999 together with applicable stock options for the stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to the shares. Shares of Common Stock subject to stock options currently exercisable, or exercisable within 60 days after June 1, 1999, are deemed outstanding for computing the percentage ownership of the person holding the stock options but are not deemed outstanding for computing the percentage ownership of any other person. Each owner of an equity interest in Bionix B.V. (the "Dutch Company") is deemed to beneficially own a percentage of the shares of the Common Stock owned by the Dutch Company equal to such owner's proportionate equity interest in the Dutch Company.

(2) Except as otherwise indicated in the footnotes to this table and pursuant to applicable community property laws, persons named in the table have sole voting and investment power with respect to all shares of Common Stock and the address of the 5% stockholders is c/o the Company, 1777 Sentry Parkway West, Gwynedd Hall, Suite 400, Blue Bell, Pennsylvania 19422.

(3) Nearly all of the capital stock of the Dutch Company is owned by the former stockholders of the Company's operating subsidiaries. The Board of Directors of the Dutch Company consists of David J. Bershad, Anthony J. Dimun, David H. MacCallum, Pertti Tormala, Pertti Viitanen, Michael J. O'Brien, David W. Anderson and Pentti Rokkanen, all but the last two of whom are currently directors or executive officers of the Company. As of June 1, 1999, Messrs. Bershad, Dimun, MacCallum, Wall and Anderson beneficially owned capital stock of the Dutch Company representing, in the aggregate, approximately 23.5 % of the equity of the Dutch Company's capital stock. As of June 1, 1999, Messrs. Tormala and Viitanen beneficially owned capital stock of the Dutch Company representing, in the aggregate, approximately 47.1% of the equity of the Dutch Company's capital stock. The remaining equity of the Dutch Company's capital stock is allocated among several other Finnish investors.

(4) Mr. Wall's shares include 2,250 shares of Common Stock issuable upon the exercise of vested stock options and 484,421 shares of Common Stock owned by the Dutch Company, representing Mr. Wall's proportionate equity interest in the shares of Common Stock owned by the Dutch Company. Mr. Wall has the right to cause the Dutch Company to transfer such 484,421 shares to him pursuant to an agreement with the Dutch Company. All of Mr. Wall's shares of Common Stock and of the Dutch Company's capital stock are held in an investment partnership which he controls.

(5) The information set forth herein regarding The Kaufman Fund's beneficial ownership is based on a report on Schedule 13G filed by The Kaufman Fund with the SEC on February 18, 1998. The address of The Kaufman Fund is 140
     E. 45th Street, 43rd Floor, Suite 2624, New York, New York 10017.

(6)  The  information  set forth  herein  regarding  Waddell  & Reed  Investment
     Management  Company's  beneficial  ownership  is  based  upon a  report  on
     Schedule 13G filed by it with the SEC on February 12, 1999. The address of Waddell & Reed Investment Management Company is 6300 Lamar Avenue, Overland Park, Kansas 66202.

(7) Mr. Anderson's shares include 277,009 shares of Common Stock issuable upon the exercise of vested stock options and 34,842 shares of Common Stock owned by the Dutch Company, representing Mr. Anderson's proportionate equity interest in the shares of Common Stock owned by the Dutch Company. Mr. Anderson has the right to cause the Dutch Company to transfer such 34,842 shares to him pursuant to an agreement with the Dutch Company. Pursuant to the Company's Stock Option/Stock Issuance Plan, Mr. Anderson has transferred to a trust established for his son vested stock options covering 900 of the aforementioned 277,009 shares.

(8) Mr. Bershad's shares include 2,250 shares of Common Stock issuable upon the exercise of vested stock options and 50,736 shares of Common Stock owned by the Dutch Company, representing Mr. Bershad's proportionate equity interest in the shares of Common Stock owned by the Dutch Company. Mr. Bershad has the right to cause the Dutch Company to transfer such 50,736 shares to him pursuant to an agreement with the Dutch Company. A total of 254,732 of Mr. Bershad's shares of Common Stock and all of Mr. Bershad's shares of the Dutch Company's capital stock are held in an investment partnership which he controls.

(9) Mr. Dimun's shares include 2,250 shares of Common Stock issuable upon the exercise of vested stock options and 34,679 shares of Common Stock owned by the Dutch Company, representing Mr. Dimun's proportionate equity interest in the shares of Common Stock owned by the Dutch Company. Mr. Dimun has the right to cause the Dutch Company to transfer such 34,679 shares to him pursuant to an agreement with the Dutch Company. All of Mr. Dimun's shares of Common Stock and the Dutch Company's capital stock are held in entities which he controls.

(10) Mr. Lubischer's shares include 36,844 shares of Common Stock issuable upon the exercise of vested options and 1,000 shares of Common Stock subject to options exercisable within 60 days after June 1, 1999.

(11) Mr. MacCallum's shares include 2,250 shares of Common Stock issuable upon the exercise of vested stock options and 26,900 shares of Common Stock owned by the Dutch Company, representing Mr. MacCallum's proportionate equity interest in the shares of Common Stock owned by the Dutch Company. Mr. MacCallum has the right to cause the Dutch Company to transfer such 26,900 shares to him pursuant to an agreement with the Dutch Company. A total of 14,738 of Mr. MacCallum's shares of Common Stock are held in an entity which he controls.

(12) Mr. O'Brien's shares include 31,578 shares of Common Stock issuable upon the exercise of vested stock options and 1,000 shares of Common Stock subject to options exercisable within 60 days after June 1, 1999.

(13) Represents the proportionate equity interest of Professor Tormala in the shares of Common Stock owned by the Dutch Company. Professor Tormala has the right to cause the Dutch Company to transfer such 1,122,037 shares to him pursuant to an agreement with the Dutch Company. That agreement enables Professor Tormala to direct the voting by the Dutch Company of a specified number of shares of the Company's Common Stock held by the Dutch Company. As of June 1, 1999, that specified number equals 2,052,633, representing Professor Tormala's proportionate equity interest in the 2,684,211 shares of Common Stock owned by the Dutch Company (1,122,037 shares) and the proportionate equity interest of all other Finnish investors in such 2,684,211 shares (930,596 shares). The table above excludes from Professor Tormala's beneficial ownership the 930,596 shares attributable to the equity interests of such other Finnish investors.

(14) Includes 359,431 shares of Common Stock issuable upon the exercise of vested stock options, 2,000 shares of Common Stock subject to options exercisable within 60 days after June 1, 1999, and 1,899,394 shares of Common Stock owned by the Dutch Company, representing the directors' and executive officers' proportionate equity interest in the 2,684,211 shares of Common Stock owned by the Dutch Company. As of June 1, 1999, the directors and executive officers as a group beneficially own approximately 70.7% of the equity associated with the capital stock of the Dutch Company. The directors and executive officers of the Company as a group have a right to vote all of the 2,684,211 shares of Common Stock Owned by the Dutch Company. If all such 2,684,211 shares were deemed to be beneficially owned by the Company's directors and executive officers, such persons as a group would be deemed to be the beneficial owners of 5,856,222 shares of Common Stock, representing 62.8% of the shares outstanding on June 1, 1999.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

          The following table and footnotes set forth certain summary information relating to the three years ended December 31, 1998 with respect to the Company's Chief Executive Officer in 1998 and the Company's four other most highly compensated executive officers during 1998 (collectively, the "Named Executive Officers"):



                                                                                               Long-Term
                                                                                              Compensation
                                               Annual Compensation                               Awards
                              -------------------------------------------------------      -------------------
                                                                                               Securities             All Other
     Name and Principal                              Bonus ($)      Other Annual               Underlying           Compensation
          Position              Year     Salary($)                Compensation (1)          Options/SARs (#)           ($)(2)

David W. Anderson               1998      180,000          -            6,000                          -               20,000
President and Chief             1997      160,000     50,000            6,000                          -               17,316
Executive Officer               1996      151,600     40,000                -                          -                7,708

Stephen Lubischer (3) Vice      1998      120,000          -            6,000                   5,000(5)               13,580
President, U.S. Sales           1997      107,500     32,000            6,000                          -               11,740
                                1996       74,622     35,000                -                     52,632                7,462

Michael J. O'Brien(4), Vice     1998      120,000          -            6,000                   5,000(5)               13,580
President, Finance and          1997      110,000     48,250              500                          -               10,368
Administration and  Chief       1996        9,167          -                -                     65,790                  917
Financial Officer

Michael F. Matz (6), Vice       1998      120,000     20,000            6,000                          -               13,580
President - Sales               1997       40,000      6,666            4,000                          -                    -
Craniofacial Division           1996            -          -                -                          -                    -

Pertti Tormala, Executive       1998      119,814          -            8,615                          -                     -
Vice President, Research and    1997      118,070     22,000            9,423                          -             68,650(7)
Development                     1996       84,680          -                -                          -             26,400(7)


______________
(1)  Represents car allowances.

(2) For 1998, for Messrs. Anderson, Lubischer, O'Brien and Matz, represents (a) amounts paid on behalf of the Named Executive Officer for various employee benefits selected by such individual pursuant to a cafeteria plan (Mr.
     Anderson:  $18,000; Mr. Lubischer:  $12,000; Mr. O'Brien:  $12,000; and Mr.
     Matz: $12,000) and (b) employer contributions to the Company's 401(k) plan (Mr. Anderson: $2,000; Mr. Lubischer: $1,580; Mr. O'Brien: $1,580; and Mr. Matz $1,580).

(3)  Mr. Lubischer joined the Company in April 1996.

(4)  Mr. O'Brien joined the Company in November 1996.

(5) In July 1998, both Mr. O'Brien and Mr. Lubischer were granted options covering 5,000 shares of Common Stock, vesting ratably over a five-year period.

(6)  Mr. Matz joined the Company in September 1997.

(7) Represents royalty payments to Professor Tormala under a superceded employment agreement with respect to 1996 product sales.

Section 16(a) Beneficial Ownership Reporting Compliance

          Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors to file initial reports of beneficial ownership and reports of changes of beneficial ownership of the Company's Common Stock with the SEC. Executive officers and directors are required to furnish the Company with copies of all Section 16(a) reports that they file. Based upon a review of these filings and other documentation, the Company notes that (1) Stephen A. Lubischer and Gregory S. Jones failed to timely report the purchase of 1,000 and 2,000 shares, respectively, during September 1998, (2) Michael F. Matz failed to timely report the sale of 3,000 shares in December 1998, (3) Michael F. Matz, Gerard Carlozzi and James Hogan failed to timely file an initial report of beneficial ownership upon becoming officers of the Company in September 1997, November 1998, and November 1998, respectively, and (4) Michael
J. O'Brien and Steven A. Lubischer each failed to timely report the grant of options to purchase 5,000 shares of Common Stock in July 1998. Such late filings were inadvertent. Filings were made promptly after the deficiencies were noticed.

Employment Agreements

          The Company previously entered into an employment agreement with David
W. Anderson, its former President and Chief Executive Officer. The original term of the agreement expired on December 31, 1998, but was automatically renewed for one year. Pursuant to the agreement, Mr. Anderson received minimum annual compensation of $160,000 and was entitled to receive a performance based bonus. Mr. Anderson was also entitled to receive all health insurance benefits generally made available to the Company's employees as well as a monthly car allowance of $500. The agreement further provided that if Mr. Anderson's employment was terminated without cause by the Company after of the initial term, Mr. Anderson was entitled to base salary and health insurance benefits continuation for a period of six months after the date of termination. Mr. Anderson's employment with the Company terminated in April 1999 and he resigned from the Company's Board of Directors effective June 30, 1999.

          The Company has also entered into an employment agreement with Pertti Tormala. The agreement provides for a term expiring in 2002. Pursuant to the agreement, Professor Tormala will receive a minimum base salary of 540,000 FIM (approximately $100,000) and is eligible to receive cash bonuses granted by the Company's Board of Directors. Professor Tormala is also entitled to a car, certain pension benefits and reimbursement of all reasonable travel and entertainment expenses. Under the agreement, all patents, patent applications and other industrial property rights developed by Professor Tormala relating to the Company's research and development activities are the sole property of the Company. The agreement permits Professor Tormala to spend up to 16 hours per month working on a business spun-off from the Company prior to the consummation of its initial public offerings. See "Transactions with Interested Persons."

          The Company has also entered into an employment agreement, with Michael J. O'Brien, its Vice President, Finance and Administration and Chief Financial Officer. The term of the agreement will expire on December 1, 1999. Pursuant to the agreement, Mr. O'Brien receives minimum annual compensation of $110,000 and is entitled to receive a bonus. Mr. O'Brien is also entitled to receive all health insurance benefits generally made available to the Company's employees as well as a monthly car allowance of $500. The agreement further provides that if Mr. O'Brien's employment is terminated without cause by the Company prior to the expiration of the initial term, Mr. O'Brien will be entitled to base salary and health insurance benefits continuation for a period of one year after the date of termination.

Stock Option/Stock Issuance Plan

          The Company's Stock Option/Stock Issuance Plan (the "Plan") was adopted by the Company's Board of Directors and stockholders in September 1996. A total of 850,000 shares of Common Stock have been authorized for issuance under the Plan. In no event may any one person participating in the Plan receive options, separately exercisable stock appreciation rights and direct stock issuances for more than 278,947 shares in any calendar year.

          The  Plan  is  divided  into  four   separate   components:   (1)  the
Discretionary Option Grant Program under which employees, non-employee directors, consultants and other independent advisors who provide services to the Company may, at the discretion of the plan administrator, be granted options to purchase shares of Common Stock; (2) the Stock Issuance Program under which these persons may, in the plan administrator's discretion, be issued shares of Common Stock directly, either through the immediate purchase of such shares at a price not less than the fair market value of the Common Stock on the date of issuance or as a bonus for services rendered to the Company; (3) the Salary Investment Option Grant Program under which employees designated by the plan administrator may elect to have a portion of their base salary invested each year in options to purchase shares of Common Stock at an exercise price equal to 331/3% of the fair market value of the Common Stock on the grant date; and (4) the Automatic Option Grant Program under which eligible non-employee directors shall automatically, at periodic intervals, receive option grants to purchase shares of Common Stock at an exercise price equal to 100% of the fair market value of the Common Stock on the grant date.

          The Discretionary Option Grant, Salary Investment Option Grant and Stock Issuance Programs are administered by the Compensation Committee of the Company's Board of Directors. The Compensation Committee, as plan administrator, has full authority to determine which eligible persons are to receive option grants or stock issuances, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive option or a non-statutory option under the Federal tax laws, the vesting schedule (if any) applicable to the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The Automatic Option Grant Program is self-executing, with all grants thereunder being made in strict compliance with the express terms of the program. No administrative discretion will be exercised by the Board of Directors or any committees with respect to grants under the Automatic Option Grant Program.

          Under the Automatic Option Grant Program, each non-employee director first elected or appointed to the Board of Directors after the date of the Company's initial public offering will automatically be granted a non-statutory option for 3,000 shares of Common Stock, provided that such individual has not been in the prior employ of the Company. In addition, at each annual stockholders' meeting (including the upcoming Annual Meeting described herein), each individual with at least six months service on the Board of Directors as a non-employee director and who will continue to serve as a non-employee director following the meeting will automatically be granted a non-statutory option for 3,000 shares of Common Stock, provided such individual has continued his or her service as a non-employee director for a period of at least one year after he or she ceases serving as an employee of the Company. Each automatic grant will have a term of ten years, subject to earlier termination following the optionee's cessation of service on the Board of Directors as provided in the Plan. Fifty percent of the shares subject to an automatic grant will vest on the date of grant, 25% one year after the date of grant, and the remaining 25% two years after the date of grant.

Stock Option Information

          The following table sets forth certain information concerning stock options granted during the year ended December 31, 1998 to the Named Executive Officers. In accordance with the rules of the SEC, the following table also sets forth the potential realizable value over the term of the options (the period from the grant date to the expiration date) based on assumed rates of stock price appreciation of 5% and 10% compounded annually. These amounts do not represent the Company's estimate of future stock price performance. Actual realizable values, if any, of stock options will depend on the future stock performance of the Common Stock. No stock appreciation rights were granted during the fiscal year ended December 31, 1998.


                             Option Grants in the Fiscal Year Ended December 31, 1998

                               Number of        Percent of                                        Potential Realizable
                              Securities       Total Options   Exercise Price                    Value at Assumed Annual
                              Underslying       Granted to        per Share                       Rates of Stock Price
                                Options        Employees in     ($/Share)(2)      Expiration    Appreciation for Option
          Name               Granted(#)(1)         1998                              Date                Term(3)
                                                                                                     5%           10%

Stephen A. Lubischer             5,000             5.5%            $15.50          7/30/08        $126,239      $201,015

Michael J. O'Brien               5,000             5.5%            $15.50          7/30/08        $126,239      $201,015


____________________________
(1) These options were granted under the Company's Stock Option/Stock Issuance Plan. For information regarding the vesting of these options, see the notes to the Summary Compensation Table.

(2) The exercise price per share of the options was equal to the fair market value of the Common Stock on the date of grant as determined by the Board.

(3) The potential realizable value is calculated based on the term of the option at the date of grant (10 years). It is calculated assuming that the fair market value of the Company's Common Stock on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the options and that the options are exercised and sold on the last day of their term for the appreciated stock price.

          No stock options or stock appreciation rights were exercised by the Named Executive Officers during 1998 and no stock appreciation rights were outstanding as of December 31, 1998. The following table sets forth certain information with respect to the value of stock options held by the Named Executive Officers as of December 31, 1998.


                                          Fiscal Year End Options Values

                                                  Number of Securities                         Value of Unexercised
                                                 Underlying Unexercised                            In-the-Money
                                                       Options at                                   Options at
                                                  December 31, 1998(#)                       December 31, 1998(1)($)
                                            Exercisable         Unexercisable            Exercisable        Unexercisable

David W. Anderson                               221,608            55,401                 1,683,667            420,909
Stephen A. Lubischer................            36,844             20,788                   118,425             29,601
Michael J. O'Brien..................            31,578             39,212                     -                   -
Michael F. Matz                                  -                    -                       -                   -
Pertti Tormala......................             -                    -                       -                   -


______________
(1) Based on a value equal to the closing sale price of the Common Stock on December 31, 1998, minus the per share exercise price, multiplied by the number of shares underlying the options.


Compensation Committee Interlocks and Insider Participation

          The Compensation Committee consists of Terry D. Wall and David J. Bershad. Mr. Wall and Mr. Bershad (as well as Anthony J. Dimun) serve on the Boards of Directors of both the Company and Vital Signs. Vital Signs does not have a compensation committee. For information regarding transactions between the Company and persons named in this paragraph, see "Transactions with Interested Persons" immediately below.

Transactions with Interested Persons

          The Company consummated its initial public offering (the "IPO") in April 1997. Prior to the IPO, Terry Wall, Pertti Tormala and the Company were each one-third equity owners in a business organized to engage in developing, manufacturing and selling polymer-based advanced drug delivery systems (the "Business"). The Company acquired its interest in the Business from an unrelated individual in 1996 in exchange for a payment of $85,000 and did not incur any expenses relating to the Business since that time. During 1997, the Business had no tangible assets and was expected to be in the development stage for a period of at least four years. The Board of Directors of the Company concluded that in light of the substantial expenditures that would be required in order to bring any of the Business' products to market, it was in the best interests of the Company and its stockholders for the Company to forego its development of the Business and to instead spin-off the Business. Accordingly, the Company distributed its interest in the Business to stockholders of record of the Company as of a date prior to the closing of the IPO, pro rata to their ownership interest in the Company prior to the IPO. Professor Tormala's employment agreement with the Company enables him to dedicate certain of his services to the Business but provides he may not work more than 16 hours per month during business hours on matters pertaining to the Business.

          In 1998, Brown Brothers Harriman & Co. loaned $800,000 to Bionix B.V. Bionix B.V. in turn loaned $800,000 to Pertti Tormala, a director of both the Company and Bionix B.V., pursuant to a demand promissory note. As security for the loan, Professor Tormala pledged a portion of his Bionix B.V. capital stock.

          During 1998, the Company paid certain administrative expenses on behalf of Bionx B.V. The loan amount outstanding was $238,950 as of December 31, 1998, and is payable in 1999. The directors and executive officers of the Company control Bionix B.V. See "Security Ownership of Management and Others."

          As disclosed in the Summary Compensation Table set forth above, the Company was required to make certain royalty payments to Pertti Tormala pursuant to an employment agreement that no longer remains in effect. These royalty payments, totaling $68,650, were accrued and recorded in 1997 and paid in 1998.

Director Compensation

          The Company has not yet commenced paying cash fees to directors in connection with their service on the Board of Directors or on committees of the Board. For information regarding stock option grants to non-employee directors, see "Stock Option/Stock Issuance Plan."

Compensation Committee Report on Executive Compensation

          The Compensation Committee is responsible for implementing, overseeing
and  administering  the  Company's  overall   compensation   policy.  The  basic
objectives of that policy are to

     * provide compensation levels that are fair and competitive with peer companies,

     *    align pay with performance, and

     *    where  appropriate,   provide  incentives  which  link  executive  and
          stockholder interests and long-term corporate objectives through the use of equity-based incentives.

Overall, the Company's compensation program is designed to attract, retain and motivate high quality and experienced employees at all levels of the Company.

The principal elements of executive officer compensation are base pay, bonus and stock options, together with health benefits. The various aspects of the compensation program, as applied to the Company's Chief Executive Officer and the Company's other executive officers, are outlined below.

          Executive officer compensation is determined by the Company's performance and by the individual officer's ability to achieve his or her individual performance objectives. Corporate performance is evaluated by reviewing the extent to which strategic and business plan goals are met, including such factors as increases in sales, gross profits, net earnings and return on equity. Each of the Company's executive officers participates in the development of an annual business strategy from which individual objectives are established. Initially, the objectives are proposed by the particular officer involved. Those objectives are then determined by the Chief Executive Officer or, in the case of the Chief Executive Officer's objectives, by the Board of Directors. Individual performance goals are measured quarterly.

          Base Pay. The Company determines base pay for its executive officers through an evaluation of the Company's performance, the extent to which these individuals have achieved their performance objectives and a comparative analysis of total compensation for similar positions within other companies.

          The Chief Executive Officer's performance is analyzed by the full Board of Directors (other than the Chief Executive Officer) against overall corporate performance and his individual objectives. The Chief Executive Officer, in turn, reviews the individual performance of the other executive officers. Salaries are reviewed on an annual basis after consideration of corporate and individual performance achievement and compensation paid by surveyed companies. The Compensation Committee has not, as of the date of this Proxy Statement, approved any increases in salary for 1999 for any of the Named Executive Officers.

          David W. Anderson's $180,000 base salary for 1998 was set by the Compensation Committee pursuant to the terms of Mr. Anderson's employment agreement with the Company.

          Of the Named Executive Officers, Mr. Lubischer and Mr. Matz were the only ones whose cash compensation included commissions during 1998. Commission based compensation is considered to be appropriate for Mr. Lubischer and Mr. Matz in light of their sales positions.

          Bonus. Each executive officer of the Company is eligible to receive a bonus if such officer achieves his or her individual performance objectives and the Company achieves its performance goals. The Compensation Committee has not, as of the date of this Proxy Statement, approved any bonuses for 1998 for any of the Named Executive Officers. The bonus paid to Mr. Matz was agreed to at the time of Mr. Matz' hiring.

          Stock Options. The Compensation Committee believes that a stock option plan provides capital accumulation opportunities to participants in a manner that fosters the alignment of the participants' interests and risks with the interests and risks of the Company's public stockholders. The Compensation Committee further believes that stock options can function to assure the continuing retention and loyalty of employees. The options that have been granted to executive officers carry long-term (i.e., five year) vesting schedules. Officers who leave the Company's employ before their options are fully vested will lose a portion of the benefits that they might otherwise receive if they remain in the Company's employ for the entire vesting period. Historically, stock option grants for existing employees have been based upon a comparative analysis of equity-based compensation among peer companies and an analysis of the performance of the employees involved in light of the objectives established for such employees.

          During 1998, Michael J. O'Brien and Steve Lubischer each received a stock option grant covering 5,000 shares. No other executive officers were granted any stock options. The Compensation Committee believed that the awards previously granted to optionees were sufficient to incentivize employees during 1999.

          The Compensation Committee believes that an appropriate compensation program can help in fostering a continuation of profitable operations if the program reflects a suitable balance between providing appropriate awards to key employees while at the same time effectively controlling compensation costs, principally by establishing cash compensation at competitive levels and emphasizing supplemental compensation that correlates to the performance of individuals, the Company and the Company's Common Stock.

          This report has been furnished by the Compensation Committee of Bionx Implants' Board of Directors.


                                                        Terry D. Wall, Chairman
                                                        David J. Bershad

                                Performance Graph

          The following graph compares the percentage change in the cumulative total stockholder return on the Company's Common Stock with the cumulative total return of the Nasdaq Market Index and the S&P Health Care Medical Products/Supplies Index for the period from April 25, 1997 (the date on which the Common Stock was first publicly traded) through December 31, 1998. For purposes of the graph, it is assumed that the value of the investment in the Company's Common Stock and each index was 100 on April 25, 1997 and that all dividends were reinvested.


                 COMPARISON OF 20 MONTH CUMULATIVE TOTAL RETURN
                AMONG BIONX IMPLANTS, THE NASDAQ MARKET INDEX AND
               THE S&P HEALTH CARE MEDICAL PRODUCTS/SUPPLIES INDEX

                                                          Fiscal Year Ending

         Company/Index/Market              4/25/97      12/31/97      12/31/98

         Bionx Implants, Inc.               100.00       214.29         79.17
         S&P Group Index                    100.00       123.38        177.84
         NASDAQ Market Index                100.00       125.21        176.60

                     ASSUMES $100 INVESTED ON APRIL 25, 1997
                           ASSUMES DIVIDEND REINVESTED

                 PROPOSAL TWO -- TO APPROVE THE REINCORPORATION
                               OF THE COMPANY AS A
                            PENNSYLVANIA CORPORATION

The Proposal

          At the Annual Meeting, you will vote upon a proposal to change the Company's state of incorporation from Delaware to Pennsylvania. This is commonly characterized as a "reincorporation". If approved, this reincorporation will be effected by merging (the "Merger") the Company into a wholly-owned Pennsylvania subsidiary which was recently formed solely for the purpose of effecting the reincorporation. The surviving corporation will be Bionx Implants, Inc., a Pennsylvania corporation ("Bionx Implants-PA"). Upon consummation of the Merger, each share of Common Stock of the Company, par value $.0019 per share, will be automatically converted into one share of Common Stock of Bionx Implants-PA, par value $.0019 per share. The Common Stock of Bionx Implants-PA will continue to be listed on the NASDAQ National Market System under the symbol "BINX."

          IT WILL NOT BE NECESSARY FOR YOU TO EXCHANGE YOUR EXISTING STOCK CERTIFICATES FOR STOCK CERTIFICATES OF BIONX IMPLANTS-PA.

          The Merger will be effected pursuant to the terms and conditions of a Plan of Merger, a copy of which is included as Appendix A. By virtue of the Merger, the Company will cease to exist as a Delaware corporation and you will become stockholders of Bionx Implants-PA. Bionx Implants-PA will succeed to all of the assets, liabilities, subsidiaries and other properties of the Company. Your rights as stockholders and the internal affairs of Bionx Implants-PA will be governed by the articles of incorporation (the "Bionx Implants-PA charter") and bylaws of Bionx Implants-PA and by the Pennsylvania Business Corporation Law of 1988, as amended (the "Pennsylvania BCL"). Your rights as stockholders will no longer be governed by the certificate of incorporation (the "Company charter") and bylaws of the Company and the Delaware General Corporation Law (the "Delaware GCL"). A copy of the Bionx Implants-PA charter is included as Appendix B. Copies of the Company charter and bylaws as currently in effect and of the full text of the bylaws of Bionx Implants-PA are available for inspection at the headquarters of the Company and will be sent to stockholders without cost upon request.

          There will be no change in the name, business, management, benefit plans, location, assets, liabilities or net worth of the Company as a result of the reincorporation. While the rights of stockholders under the Pennsylvania BCL and the Delaware GCL differ in a number of respects, the Bionx Implants-PA charter and bylaws have been designed to minimize these differences. The material changes in stockholder rights, corporate governance and other matters resulting from the reincorporation are discussed below.

          The Delaware GCL refers to "stockholder" whereas the Pennsylvania BCL uses the term "shareholder." The term shareholder is used throughout the discussion below because "stockholder" and "shareholder" have the same meaning under those statutes.

          The Merger is intended to constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended. Accordingly, you will not recognize a gain or loss for Federal income tax purposes as a result of the Merger and the automatic conversion of your shares into shares of Bionx Implants-PA. Your basis in shares of Bionx Implants-PA will be the same as your basis in the shares of the Company. The holding period for your shares of Bionx Implants-PA will include the holding period for your shares of the Company held as capital assets. No information is provided herein with respect to the consequences, if any, to you under applicable state, local or foreign laws. You are advised to consult your personal tax advisors as to any tax consequences arising from individual circumstances.

          The Plan of Merger was approved by the Board of Directors of the Company on April 23, 1999. Under Delaware law, consummation of the Merger will require that the Plan of Merger be adopted by the affirmative vote of the holders of record of a majority of the outstanding shares of Common Stock. The Merger and reincorporation will be effected as soon as practicable after you have adopted the Plan of Merger. The Merger and reincorporation may be abandoned or the Plan of Merger amended, either before or after you vote if, in the opinion of the Board of Directors, circumstances arise that make it inadvisable to proceed. However, the principal terms may not be amended without your approval. If the Plan of Merger is not adopted by the shareholders, the reincorporation will not be consummated and the Company will remain a Delaware corporation.

          If you vote against the Plan of Merger or abstain from voting, you will not be entitled to appraisal rights as a result of the Merger.

Recommendation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE PROPOSAL TO CHANGE THE STATE OF INCORPORATION OF THE COMPANY FROM DELAWARE TO PENNSYLVANIA.

Reasons for the Reincorporation

          The principal reason for reincorporating the Company in Pennsylvania is to eliminate the Company's annual liability under the Delaware franchise tax. As a Pennsylvania corporation, the Company would no longer be subject to the Delaware franchise tax.

          The Company historically has maintained its corporate headquarters in Pennsylvania and has had virtually no business operations in Delaware. At one time, the Delaware GCL was generally viewed as being more modern and less restrictive than the corporation laws of Pennsylvania. However, the Company believes that many of the differences between the Delaware and Pennsylvania corporation laws were eliminated several years ago when Pennsylvania adopted sweeping changes in the Pennsylvania BCL which afforded Pennsylvania corporations significant operating flexibility.

          As a result of the large number of corporations incorporated in Delaware, the Delaware courts have developed a considerable expertise in dealing with corporate issues and a substantial body of case law has developed construing Delaware law and establishing public policies with respect to Delaware corporations. The Board of Directors believes, however, that the tax savings and other advantages of reincorporating in Pennsylvania outweigh these benefits of being incorporated in Delaware.

No Change in Management

          After the reincorporation, the Board of Directors of Bionx Implants-PA will be composed of those persons elected to the Board of Directors of the Company at the Annual Meeting to be held on August 13, 1999, and those directors whose terms extend beyond this year's Annual Meeting. Those persons will continue to serve as directors of Bionx Implants-PA for the terms for which they have been elected and until their successors are elected and qualified. It is expected that the first annual meeting of the Bionx Implants-PA shareholders will be held in April or May 2000.

          The persons who currently serve as executive officers of the Company will serve as the executive officers of Bionx Implants-PA following the reincorporation.

Benefit Plans to Continue

          The Company's employee benefit plans will not be changed in any material respect by the reincorporation. Options to acquire Common Stock of the Company under the Company's Stock Option/Stock Issuance Plan which are outstanding immediately prior to the Merger will be converted into options to purchase the same number of shares of Bionx Implants-PA Common Stock on the same terms and conditions as those in effect immediately prior to the Merger. Future options granted under that plan will be for shares of Bionx Implants-PA Common Stock.

Capitalization

          Common Stock. The Company is authorized to issue up to 31,600,000 shares of Common Stock, par value $.0019 per share. The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the shareholders. There is no cumulative voting in the election of directors and there are no preemptive rights upon the issuance of additional shares. Upon dissolution of the Company (which does not include the reincorporation), the holders of Common Stock will be entitled to a ratable portion of any assets remaining after payment of all priority claims.

          Bionx Implants-PA is also authorized to issue up to 31,600,000 shares of Common Stock, par value $.0019 per share. One share has been issued to the Company but will be canceled upon completion of the Merger. With the exceptions noted in "Comparative Rights of Shareholders Before and After the Merger," the voting and other rights of the holders of the Bionx Implants-PA Common Stock are essentially the same as those of the holders of the Company's Common Stock. Bionx Implants-PA is not authorized to issue any other classes of common stock.

          At the effective time of the Merger, each share of Common Stock of the Company will be automatically converted into one share of Bionx Implants-PA Common Stock. In addition, the number of shares of Bionx Implants-PA Common Stock reserved for future issuance will be the same as the number of shares of Common Stock then reserved by the Company for future issuance.

          StockTrans, Inc. serves as the transfer agent and registrar for the Company's Common Stock and will serve in the same capacity for the Common Stock of Bionx Implants-PA.

          Preferred Stock. The Company is currently authorized to issue 8,000,000 shares of preferred stock, par value $.001 per share. No such shares are outstanding. The Bionx Implants-PA charter also authorizes Bionx Implants-PA to issue up to 8,000,000 shares of preferred stock, par value $.001 per share. In each case, the Board of Directors is authorized to issue shares of preferred stock in classes or series and to determine for any such class or series its voting rights, preferences, limitations and any special rights. This action may be taken by the Board at any time and without shareholder approval.

          While management has no current plans or agreements for the issuance of preferred stock, the shares of preferred stock may be used in connection with the raising of additional capital, future acquisitions, and for other corporate purposes. The Board believes that it is in the Company's best interest that such stock be made available for issuance as opportunities arise, so that it may avoid the expense and possible delay involved in obtaining shareholder approval.

          If the Merger is completed, the Board will have the power to issue shares of preferred stock having dividend, voting or conversion rights that could discourage or deter a future unsolicited attempt to gain control of Bionx Implants-PA or to acquire substantial ownership of its stock, even if the terms of the unsolicited transaction might prove advantageous to some or many of the shareholders.

Comparative Rights of Shareholders Before and After the Reincorporation

          General. The rights of shareholders of Pennsylvania and Delaware business corporations are governed by and subject to the provisions of the Pennsylvania BCL and the Delaware GCL, respectively. If the reincorporation is completed, the shareholders of the Company will become shareholders of Bionx Implants-PA, and their rights will be governed by and subject to the provisions of the Pennsylvania BCL rather than the Delaware GCL. The rights of the Company's shareholders following the reincorporation will also be governed by the Bionx Implants-PA charter and bylaws rather than the provisions of the Company charter and bylaws. The following is a summary of the material differences in the rights of shareholders before and after the reincorporation and is qualified in its entirety by reference to the relevant provisions of the Delaware GCL, the Pennsylvania BCL, the Company charter and bylaws and the Bionx Implants-PA charter and bylaws.

          Although the Pennsylvania BCL and the Delaware GCL are similar in most respects, there are a number of differences between the two statutes that you should carefully consider in evaluating the proposed reincorporation. The following summary is not a complete statement of all differences, nor is it a complete statement of the provisions of the two statutes which it compares.

          In addition, there is a substantial body of case law in Delaware interpreting the corporation laws of that state. A comparable body of judicial interpretations does not exist in Pennsylvania. Delaware also has established a system of Chancery Courts to adjudicate matters arising under its corporation law. Pennsylvania has considered but has not yet established an equivalent court system. As a result of these factors there may be less certainty as to the outcome of matters governed by Pennsylvania corporation law than would be the case under Delaware corporation law.

          Amendments to Charter; Fundamental Corporate Transactions. Under the Delaware GCL, the approval of the holders of a majority of the outstanding stock entitled to vote on the matter is required to amend the Company charter and to effect certain fundamental corporate transactions, such as mergers, sales of substantially all of the assets or dissolution of the Company. It will generally be less difficult under Pennsylvania law to amend the provisions of the Bionx Implants-PA charter and to engage in fundamental corporate transactions than it is for the Company currently under Delaware law. The Pennsylvania BCL only requires the affirmative vote of a majority of the votes actually cast by all shareholders entitled to vote at a meeting of shareholders in order to amend the articles of incorporation or engage in certain fundamental corporate transactions. Also, the Pennsylvania BCL does not require shareholder approval of certain non-material amendments to the articles of incorporation, such as changing the corporate name or increasing the number of authorized shares to effectuate a stock dividend where the corporation has only one class of shares outstanding.

          The Company charter specifies that certain provisions may only be amended with the approval of holders of at least two thirds of the outstanding voting stock. Similar provisions are set forth in the Bionx Implants-PA charter.

          Amendments to Bylaws. The Board of Bionx Implants-PA will have less authority to adopt or amend the bylaws than the Board of the Company has currently. Under Pennsylvania law, the power of the board of directors to adopt or amend bylaw provisions on certain specified subjects is limited. Delaware law, on the other hand, permits a board to make changes in the bylaws if the certificate of incorporation confers on the board the power to amend the bylaws. The Company charter grants the Board the power to amend or repeal the bylaws of the Company.

          Shareholder Action by Consent. Both the Company charter and the Bionx Implants-PA charter expressly provide that shareholders may not act by consent instead of a meeting. Pennsylvania law does not permit the shareholders of a Pennsylvania corporation that has a class of stock registered under the Securities Exchange Act of 1934 (a "registered corporation") to act without a meeting by less than unanimous written consent unless the articles of incorporation afford them that right. In contrast, Delaware law does permit the shareholders to act without a meeting, by written consent of the holders of the number of shares required to take the action at a meeting, unless the certificate of incorporation restricts such action.

          Dividends. Under Pennsylvania law, a corporation has the power, subject to restrictions in its bylaws, to pay dividends or make other distributions to its shareholders, unless after giving effect thereto (i) the corporation would not be able to pay its debts as they become due in the usual course of business or (ii) the corporation's total assets would be less than the sum of its total liabilities plus (unless otherwise provided in its articles of incorporation) the amount that would be needed upon the dissolution of the corporation to satisfy the preferential rights, if any, of shareholders having superior preferential rights to the shareholders receiving the distribution. The Bionx Implants-PA bylaws contain no limitations on such powers.

          Under Delaware law, directors may, subject to any restrictions in the corporation's certificate of incorporation, declare and pay dividends either (i) out of its surplus or (ii) in case there is no surplus, out of the net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. The directors of a Delaware corporation may not declare a dividend out of net profits, however, if the capital of the corporation is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets. The Company charter does not restrict the payment of dividends.

          Dissenters' or Appraisal Rights. The rights of shareholders to demand payment in cash by a corporation of the fair value of their shares in the event of certain fundamental corporate transactions are called dissenters' rights in Pennsylvania and appraisal rights in Delaware. The Pennsylvania BCL does not provide dissenters' rights to holders of shares that are listed on a national securities exchange or held of record by more than 2,000 shareholders when a plan of merger converts the shares into shares of the acquiring, surviving, new or other corporation (whether or not the shares of the acquiring, surviving, new or other corporation are listed on an exchange or privately held).

          In contrast, the Delaware GCL does not afford appraisal rights to holders of shares which are listed on a national securities exchange, quoted on the NASDAQ National Market or held of record by more than 2,000 shareholders when a plan of merger converts such shares into stock of the surviving corporation or stock of another corporation which is listed on a national securities exchange, quoted on the NASDAQ National Market or held of record by more than 2,000 shareholders.

          Under the Pennsylvania BCL, "fair value" means the value of shares immediately before the effectuation of the action to which the dissenter objects, taking into account all relevant factors but excluding any appreciation or depreciation in anticipation of such corporation action. The meaning of "fair value" under the Delaware GCL is substantially the same.

          Shareholders' Meetings. Pennsylvania law provides that if the annual meeting for election of directors is not called and held within six months after the date designated in a Pennsylvania corporation's bylaws, any shareholder may call the meeting at any time thereafter. Special meetings of shareholders of a registered corporation may be called by (i) the board of directors, (ii) the beneficial owner of shares entitling the owner to cast at least 20% of the votes entitled to be cast in an election of directors if the purpose of the meeting is to approve a certain type of "business combination" with the owner, and (iii) the officers or other persons as may be provided in the bylaws.

          Under Delaware law, if the annual meeting for the election of directors is not held within 30 days after the date provided in a Delaware corporation's bylaws, or if no date has been designated for a period of 13 months after the organization of the corporation or after its last annual meeting, the Court of Chancery may summarily order a meeting to be held upon the request of any shareholder or director. Special meetings of shareholders may be called by the board of directors or by such persons as may be authorized by the certificate of incorporation or bylaws.

          The bylaws of both Bionx Implants-PA and the Company provide that annual meetings of the shareholders to elect the directors shall be held at a date, time and place fixed by the Board of Directors. Both bylaws also provide that special meetings of the shareholders may be called by the President (or, in the case of Bionx Implants-PA, the Chairman of the Board) for any purpose and shall be called by the President (or, in the case of Bionx Implants-PA, the Chairman of the Board) or Secretary if directed by a majority of the Board of Directors or by holders of a majority of the Company's voting power.

          Derivative Suits. Under Pennsylvania law a shareholder may maintain a derivative suit even if the shareholder was not a shareholder at the time of the alleged wrongdoing, if a court determines that a preliminary showing has been made that there is a strong prima facie case in favor of the claim and that serious injustice would result without such suit. Under Delaware law, in contrast, a shareholder may bring a derivative suit only if he or she was a shareholder at the time of the alleged wrongdoing or obtained the stock thereafter by operation of law.

          Fiduciary Duty of Directors. Both Pennsylvania and Delaware law provide that the board of directors has the ultimate responsibility for managing the business and affairs of a corporation. In discharging this function, directors of Pennsylvania and Delaware corporations owe fiduciary duties of care and loyalty to the corporations for which they serve as directors. Directors of Delaware corporations also owe fiduciary duties of care and loyalty to the shareholders.

          A director of a Pennsylvania business corporation stands in a fiduciary relationship to the corporation and must perform his or her duties as a director in good faith, in a manner he or she reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In performing these duties, the director is entitled to rely, in good faith, on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared by any of the following: (i) one or more officers or employees whom the director reasonably believes to be reliable and competent in the matters presented; (ii) counsel, public accountants or other persons as to matters which the director reasonably believes to be within the professional competence of these persons; and (iii) a committee of the board upon which he or she does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the director reasonably believes to merit confidence. A director will not be considered to be acting in good faith if he or she has knowledge concerning the matter in question which would cause his or her reliance to be unwarranted.

          Delaware courts have held that the directors of a Delaware corporation are required to exercise an informed business judgment in the performance of their duties. An informed business judgment means that the directors have informed themselves of all material information reasonably available to them. Delaware courts have also imposed a heightened standard of conduct upon directors in matters involving a contest for control of the corporation. A director of a Delaware corporation, in the performance of his or her duties, is fully protected in relying, in good faith, upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of the corporation's officers or employees, or committees of the board of directors, or by any other person as to matters he or she reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

          The Pennsylvania BCL provides that in discharging the duties of their respective positions, the board of directors, committees of the board and individual directors may, in considering the best interests of the corporation, consider the effects of any action upon employees, suppliers and customers of the corporation and communities in which offices or other establishments of the corporation are located and all other pertinent factors. Absent a breach of a fiduciary duty, lack of good faith or self-dealing, actions taken as a director are presumed to be in the best interests of the corporation. In contrast, the Delaware GCL does not contain any statutory provision permitting the board of directors, committees of the board and individual directors, when discharging the duties of their respective positions, to consider the interests of any constituencies other than the corporation or its shareholders.

          It is unclear under the current state of development of Delaware law whether and the extent to which the board of directors, committees of the board and individual directors may, in considering what is in the corporation's best interests or the effects of any action on the corporation, take into account the interests of any constituency other than the shareholders of the corporation. Consequently, the fiduciary duty provisions of the Pennsylvania BCL may provide significantly broader discretion, and increased protection from liability, to directors in exercising their fiduciary duties, particularly in the context of a threatened change in control.

          Limitation of Director Liability. The charter of both Bionx Implants-PA and the Company contain similar provisions that limit the monetary liability of directors. As a result of the provision in the charter of Bionx Implants-PA, as permitted by Pennsylvania law, a director of Bionx Implants-PA will not be personally liable for monetary damages for any action taken, or any failure to take any action, unless the director has breached or failed to perform the duties of his or her office and the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness. Such limitation does not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes. Under Delaware law and the provision in the Company charter, a director is excused from monetary liability for breach of fiduciary duty as a director unless the liability is for breach of the duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for a willful or negligent payment of an unlawful dividend or unlawful stock purchase or redemption, or for any transaction from which the director derived an improper personal benefit.

          Indemnification of Officers and Directors. Both Pennsylvania and Delaware law permit a corporation to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement reasonably incurred by them in connection with any pending, threatened or completed action or proceeding to which they were or are parties or were threatened to be made parties by reason of the fact that they are or were directors or officers of the corporation. Both laws also permit indemnification against expenses reasonably incurred in connection with any pending, threatened or completed derivative action, if the director or officer has acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. Under both laws, court approval is required with respect to any payment made with respect to a derivative action. Furthermore, both the Pennsylvania BCL and the Delaware GCL provide that expenses incurred in defending any action or proceeding may be paid by the corporation in advance of the final disposition upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that the director or officer is not entitled to be indemnified by the corporation.

          In both Pennsylvania and Delaware, the statutory provisions for indemnification and advancement of expenses are non-exclusive of any other rights, such as rights under contract, a bylaw or by vote of shareholders or disinterested directors, to which a person seeking indemnification or advancement of expenses may be entitled.

          Like the Company charter, the charter of Bionx Implants-PA requires indemnification of directors and officers to the fullest extent permitted by law. At the present time, these boundaries would be dictated by the Pennsylvania BCL, which prohibits indemnification where the conduct is determined by a court to constitute willful misconduct or recklessness. The Delaware GCL does not contain such an express restriction on indemnification, although the Delaware courts have held that indemnification cannot be given with respect to willful and intentional misconduct.

          The directors and officers of Bionx Implants-PA would be entitled to the benefits of the indemnification provisions of the Bionx Implants-PA charter. Because these persons have a financial interest in these arrangements, the adoption of these provisions could be deemed an interested transaction under the Pennsylvania BCL. The Pennsylvania BCL provides that an interested transaction will not be void or voidable if the material facts as to the interest and the transaction are disclosed or are known to the shareholders entitled to vote thereon, and the transaction is specifically approved in good faith by vote of the shareholders. The text of Article 10 of the Bionx Implants-PA charter, providing for indemnification of its directors and officers, is set forth in

Appendix B. A vote in favor of the Merger will also be deemed to be a vote in favor of the Bionx Implants-PA charter. Thus, the adoption of the Bionx Implants-PA charter will not be subject to challenge as an interested transaction if shareholder approval of the Merger is obtained. In addition, shareholder approval will deny a shareholder or third party the right to challenge the validity or enforceability of these provisions on other grounds. The indemnification provisions of the Bionx Implants-PA charter have not been adopted in response to any recent, pending or threatened litigation.

          The Board of Directors of Bionx Implants-PA also reserves the right to enter into indemnification agreements in the future with its directors and officers and to designate other persons who will be entitled to the expanded indemnification rights. Approval of these actions is not required by the shareholders.

          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors or officers, the Company and Bionx Implants-PA are aware that, in the opinion of the SEC, such indemnification is against public policy as expressed in that act and is therefore unenforceable. Under certain circumstances, Bionx Implants-PA might be required to submit to a court the question of whether indemnification is
permissible   before  it  could   indemnify   directors  or  officers  for  such
liabilities.

          Both Pennsylvania and Delaware law permit a corporation to purchase and maintain insurance on behalf of any director or officer of the corporation against any liability asserted against the director or officer and incurred in such capacity, whether or not the corporation would have the power to indemnify the director or officer against such liability. The directors and officers of the Company are currently covered as insureds under directors and officers liability insurance maintained by the Company which would not be affected by the Merger.

          Statutory Anti-takeover Provisions. Certain provisions of the Delaware GCL and Pennsylvania BCL may be considered to have an anti-takeover effect. Accordingly, these provisions may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a shareholder might consider to be in such shareholder's best interest. TO THE FULL EXTENT POSSIBLE, BIONX IMPLANTS-PA HAS OPTED OUT OF THE SPECIFIC ANTI-TAKEOVER PROVISIONS INCLUDED IN THE PENNSYLVANIA BCL. Instead of those provisions, the Bionx Implants-PA charter incorporates provisions identical to those of Section 203 of the Delaware GCL as currently in effect (and which is currently applicable to the Company). Section 203 of the Delaware GCL prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which such person became an interested stockholder unless (i) prior to such date, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder's becoming an interested stockholder; or (ii) upon becoming an interested stockholder, the stockholder then owned at least 85% of the voting stock, as defined in Section 203; or (iii) subsequent to such date, the business combination is approved by both the Board of Directors and by at least 66-2/3 of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder. For these purposes, the term "business combination" includes mergers, asset sales and other similar transactions with an "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns (or, within the prior three years, did own) 15% or more of the corporation's voting stock.

          The Pennsylvania BCL's anti-takeover provisions that do not apply to Bionx Implants-PA are:

     * Section 1715 which expressly states that the fiduciary duty of directors does not require them to redeem any rights under or render inapplicable any shareholder rights plan or certain of the anti-takeover provisions of the Pennsylvania BCL;

     * Section 2538 which requires that fundamental corporate transactions, such as mergers and share exchanges, be approved by a majority vote of the disinterested shareholders;

     * Subchapter 25E which, with certain exceptions, entitles the shareholders to be paid the fair value of their shares by anyone who acquires 20% or more of the outstanding voting power of the corporation;

     * Subchapter 25F which imposes certain financial requirements and restrictions on business combinations with interested shareholders;

     * Subchapter 25G which, with certain exceptions, limits the voting rights of persons who have acquired 20% or more of the outstanding voting power of the corporation; and

     * Subchapter 25H which requires disgorgement of certain profits made by "controlling shareholders" following their attempts to gain control of the corporation.

                                  OTHER MATTERS

Costs

          The Company will pay the costs of soliciting proxies. In addition to solicitation by mail, proxies may be solicited personally or by telephone or telegraph by regular employees of the Company and its subsidiaries. Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting material to their principals, and the Company will, upon request, reimburse them for the reasonable expense of doing so.

Relationship With Independent Accountants

          KPMG Peat Marwick, certified public accountants, have been selected by the Board of Directors to audit and report on the Company's financial statements for the year ending December 31, 1999. A representative of that firm is expected to be present at the Annual Meeting and will have an opportunity to make a statement if he or she so desires. The representative is expected to be available to respond to appropriate questions from stockholders.

Other Matters to be Presented

          The Board of Directors does not know of any matters, other than those referred to in the accompanying Notice of the Annual Meeting, to be presented at the Annual Meeting for action by stockholders. However, if any other matters are properly brought before the Annual Meeting or any adjournment thereof, it is intended that votes will be cast with respect to those matters, pursuant to the proxies, in accordance with the best judgment of the persons acting under the proxies.

Stockholder Proposals

          If you wish to have a proposal included in the Company's proxy statement and form of proxy for next year's annual meeting, the proposal must be received by the Company at its principal executive offices by March 16, 2000. The Company will not be required to include in its proxy statement a stockholder proposal which is received after that date or which otherwise fails to meet the requirements for stockholder proposals established by the SEC. Stockholders interested in submitting a proposal are advised to contact knowledgeable counsel with regard to the requirements of applicable securities laws. The submission of a stockholder proposal does not guarantee that it will be included in the Company's proxy statement.

          In addition, under the Company's By-Laws, if you wish to have a proposal or nomination considered at next year's annual meeting, but not included the proxy statement and form of proxy for that meeting, the proposal or nomination must be received by the Company's Secretary at the Company's principal executive offices during the period commencing 90 days prior to the meeting and ending on the later of the 60th day prior to the meeting or the 10th day after the meeting date is publicly announced. In the event that the Company does not receive timely notice with respect to such a proposal or nomination, management of the Company would use its discretionary authority to vote the shares it represents as the Board of Directors may recommend. Your submission must include certain specified information concerning the proposal or nominee and information as to the stockholder's ownership of Common Stock of the Company. Proposals or nominations not meeting these requirements will not be entertained at next year's annual meeting.



                                             By Order of the Board of Directors,


July 16, 1999                                Michael J. O'Brien, Secretary


          A copy of the Company's Annual Report to Stockholders for the year ended December 31, 1998, including consolidated financial statements, accompanies this Proxy Statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

Appendix A

                                 PLAN OF MERGER

                                     MERGING

                              BIONX IMPLANTS, INC.
                            (A DELAWARE CORPORATION)

                                      INTO

                     BIONX IMPLANTS MERGER SUBSIDIARY, INC.
                          (A PENNSYLVANIA CORPORATION)

                                    RECITALS

          A.  Bionx  Implants,   Inc.   ("Bionx   Implants-DE")  is  a  Delaware
corporation whose shares are quoted on the NASDAQ National Market System ("NASDAQ").

          B. Bionx Implants Merger Subsidiary, Inc. ("Bionx Implants-PA") is a Pennsylvania corporation and a wholly-owned subsidiary of Bionx Implants-DE.

          C. In order to allow Bionx Implants-DE to be governed by the corporate laws of the state in which it has its corporate headquarters, substantial properties and business operations, Bionx Implants-DE has organized Bionx Implants-PA for the purpose of effecting the merger of Bionx Implants-DE with and into Bionx Implants-PA pursuant to the terms and subject to the conditions set forth herein.

          D. The parties to this Plan of Merger desire to merge into a single corporation pursuant to Section 253 of the General Corporation Law of Delaware and Subchapter 19C of the Pennsylvania Business Corporation Law of 1988 (the "Pennsylvania Business Corporation Law").

                              TERMS AND CONDITIONS

          1. The Merger. At the Effective Time (as defined in Section 2), Bionx Implants-DE shall be merged (the "Merger") into Bionx Implants-PA. Bionx Implants-PA shall be the surviving corporation (herein as such called the "Surviving Corporation").

          2. Effective Time. The Merger shall become effective (the "Effective Time") at the close of business on ________, 1999 or such later time as there shall have been filed both Articles of Merger with the Department of State of the Commonwealth of Pennsylvania and a Certificate of Merger and Ownership with the Secretary of State of the State of Delaware.

          3. Stockholder Approval. Subsequent to the approval of this Plan of Merger by the Board of Directors of Bionx Implants-DE, Bionx Implants-DE shall submit the Merger to its stockholders for their approval pursuant to Section 253(a) of the General Corporation Law of Delaware. Pursuant to Section 1924(b)(1)(ii) of the Pennsylvania Business Corporation Law, Bionx Implants-PA shall not be required to obtain the approval of its initial sole shareholder.

          4. Terms and Conditions. From and after the Effective Time:

               (a) The name of the Surviving Corporation shall be "Bionx Implants, Inc."

               (b) The articles of incorporation of Bionx Implants - PA as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation until altered, amended or repealed in accordance with the provisions thereof, and of applicable law, except that
Article 1 thereof shall be amended to read in full as follows:

                    "ARTICLE 1: The name of the corporation (the "Company") is Bionx Implants, Inc."

               (c) The bylaws of Bionx Implants-PA as in effect immediately prior to the Effective Time shall be the bylaws of the Surviving Corporation until altered, amended or repealed in accordance with the provisions thereof, and of applicable law.

               (d) The directors of Bionx Implants-PA shall continue in office as the directors of the Surviving Corporation until their respective terms have expired and until their successors shall have been elected and qualified or until their earlier death, resignation or removal, with Anthony J. Dimun and David H. MacCallum as Class I directors, Terry D. Wall as a Class II director and [David B. Bershad and Pertti Tormala]1 as Class III directors.

               (e) The officers of Bionx Implants-PA shall continue in office as the officers of the Surviving Corporation until their successors shall have been elected or appointed or until their earlier death, resignation or removal.

          5. Pro Rata Issuance of Stock. As more fully set forth in Sections 6 and 7, the shares of the Surviving Corporation shall be issued to the holders of the shares of Bionx Implants-DE on a pro rata basis.

          6. Conversion of Stock. At the Effective Time:

               (a) Each share of the Common Stock, par value $.0019 per share, of Bionx Implants-DE ("Bionx Implants-DE Common Stock") issued and outstanding immediately prior to the Effective Time shall, without any action on the part of the holder thereof, become and be converted into one validly issued, fully paid and non-assessable share of the Common Stock, par value $.0019 per share, of the Surviving Corporation ("Surviving Corporation Common Stock"). The shares of Bionx Implants-DE Common Stock so converted shall cease to exist as such, and shall exist only as shares of Surviving Corporation Common Stock. Each share of

--------
1 Assuming their election at the 1999 Annual Meeting of Stockholders.

Bionx Implants-DE Common Stock held in the treasury of Bionx Implants-DE, if any, shall be converted into one validly issued share of Surviving Corporation Common Stock and shall continue to be held in the treasury of the Surviving Corporation.

               (b) The shares of Surviving Corporation Common Stock issued and outstanding immediately prior to the Effective Time shall be canceled and retired and resume the status of authorized and unissued shares of Surviving Corporation Common Stock, and no shares of Bionx Implants-PA Common Stock or other securities of Bionx Implants-PA shall be issued in respect thereof.

          7. Status of Securities after the Effective Time. No exchange of certificates representing shares of Bionx Implants-DE Common Stock converted pursuant to Section 6 shall be required. From and after the Effective Time and until certificates representing such Bionx Implants-DE Common Stock are presented for exchange or registration of transfer, all such certificates shall be deemed for all purposes to represent the same number of shares of Surviving Corporation Common Stock into which they were so converted. After the Effective Time, whenever certificates which formerly represented shares of Bionx Implants-DE Common Stock are presented for exchange or registration of transfer, the Surviving Corporation shall cause to be issued in respect thereof, certificates representing an equal number of shares of Surviving Corporation Common Stock.

          8. Stock Incentive Plan. At the Effective Time, the Surviving Corporation shall automatically and without further action on its part adopt and assume the rights and obligations of Bionx Implants-DE under Bionx Implants-DE's Stock Option/Stock Issuance Plan (the "Option Plan") as then in effect. The Option Plan shall, pursuant to its terms, thereafter apply only to shares of Surviving Corporation Common Stock. Approval of the Merger by the stockholders of Bionx Implants-DE shall be deemed to be approval of the Option Plan by the initial sole shareholder of the Surviving Corporation. At the Effective Time, each right to acquire Bionx Implants-DE Common Stock then outstanding under the Option Plan, shall, automatically and without further action on the part of the holder thereof, be converted into a right to acquire the same number of shares of Surviving Corporation Common Stock under the same terms and conditions as pertained under the rights outstanding under the Option Plan immediately prior to the Effective Time.

          9. Termination and Amendment. Notwithstanding stockholder approval of the Merger, this Plan of Merger may be terminated and abandoned by the board of directors of either Bionx Implants-DE or Bionx Implants-PA at any time prior to the Effective Time. The Boards of Directors of Bionx Implants-DE and Bionx Implants-PA may amend this Plan of Merger at any time prior to the Effective Time in the manner and to the extent permitted by applicable law.

          10. Statutory Filings. Subject to the terms and conditions herein provided, Articles of Merger, complying with the applicable provisions of the Pennsylvania Business Corporation Law, and a Certificate of Ownership and Merger, complying with the applicable provisions of the Delaware General

Corporation Law, shall be duly executed and filed with the Department of State of the Commonwealth of Pennsylvania and the Secretary of State of the State of Delaware, respectively.

          11. Conditions to Merger. Consummation of the Merger is subject to the satisfaction of the following conditions on or before the Effective Time:

               (a) The Board of Directors of each of Bionx Implants-PA and Bionx Implants-DE shall have approved this Plan of Merger; and

               (b) The Merger shall have received the requisite approval of the stockholders of Bionx Implants-DE; and

               (c) The Bionx Implants-PA Common Stock to be issued or reserved for issuance shall have been approved for listing, upon notice of issuance, by NASDAQ.

The condition set forth in subparagraph (c) above may be waived in the discretion of the Board of Directors of Bionx Implants-DE.

          12. Further Assurances. Bionx Implants-DE shall at any time, or from time to time, as and when requested by the Surviving Corporation, or by its successors or assigns, execute and deliver, or cause to be executed and delivered, in the name of Bionx Implants-DE by its last acting officers, or by the corresponding officers of Bionx Implants-PA, all such conveyances, assignments, transfers, deeds or other instruments, and shall take or cause to be taken such further action as the Surviving Corporation, its successors and assigns, may deem necessary or desirable in order to evidence the transfer, vesting or devolution of any property, right, privilege or franchise or to vest or perfect in or confirm to the Surviving Corporation, its successors and assigns, title to and possession of all of the property, rights, privileges, powers, immunities, franchises and interests of Bionx Implants-DE and otherwise to carry out the intent and purposes of the Merger.

Appendix B

                            ARTICLES OF INCORPORATION
                                       OF
                     BIONX IMPLANTS MERGER SUBSIDIARY, INC.
                            (A PENNSYLVANIA COMPANY)

          ARTICLE 1: The name of the corporation (the "Company") is Bionx Implants Merger Subsidiary, Inc.

          ARTICLE 2: The address of the registered office of the Company in the Commonwealth of Pennsylvania is 1777 Sentry Parkway West, Gwynedd Hall, Suite 400, Blue Bell, Pennsylvania 19422.

          ARTICLE 3: The Company is incorporated under the provisions of the Pennsylvania Business Corporation Law of 1988 (the "BCL") for any lawful purpose and may engage in any lawful business for which corporations may be organized under the BCL with all the powers of such corporations.

          ARTICLE 4: The aggregate number of shares which the Company shall have authority to issue is thirty nine million six hundred thousand (39,600,000), divided into thirty one million six hundred thousand (31,600,000) shares of common stock with par value of $.0019 per share and eight million (8,000,000) shares of preferred stock with par value of $.001 per share.

          The preferred stock may be issued from time to time in one or more series. The Board of Directors of the Company is hereby expressly authorized to provide, by resolution or resolutions duly adopted by it prior to issuance, for the creation of each such series and to fix the designation and the powers, preferences, rights, qualifications, limitations and restrictions relating to the shares of each such series. The authority of the Board of Directors with respect to each series of preferred stock shall include, but not be limited to, determining the following:

               (a) the designation of such series, the number of shares to constitute such series and the stated value if different from the par value thereof;

               (b) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

               (c) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock of any other class or any other series of preferred stock;

               (d) whether the shares of such series shall be subject to redemption either by the Company or the holders thereof, and, if so, the times, prices and other conditions of such redemption;

               (e) the amount or amounts payable upon shares of such series upon, and the rights of the holders of such series in, the voluntary or involuntary liquidation, dissolution or winding up, or upon any distribution of the assets, of the Company;

               (f) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and the manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relating to the operation thereof;

               (g) whether the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or any other series of preferred stock or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

               (h) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding, upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the common stock or shares of stock of any other class or any other series of preferred stock;

               (i) the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional stock, including additional shares of such series or of any other series of preferred stock or of any other class; and

               (j) any other powers, preferences and relative, participating, optional and other specific rights, and any qualifications, limitations and restrictions, thereof.

          The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualification, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. All shares of any one series of preferred stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative.

          ARTICLE 5: The following provisions of the BCL shall not be applicable to the Company:

               (a) Section 1715 (relating to exercise of powers generally);

               (b) Section 2538 (relating to approval of transactions with interested shareholders);

               (c) Subchapter 25E (relating to control transactions);

               (d) Subchapter 25F (relating to business combinations);

               (e) Subchapter 25G (relating to control-share acquisitions); and

               (f)   Subchapter  25H  (relating  to   disgorgement   by  certain
     controlling shareholders following attempts to acquire control).

          ARTICLE 6: The shareholders of the Company shall not have the right to cumulate their votes for the election of directors of the Company.

          ARTICLE 7:

               (a) No action shall be taken by the shareholders of the Company except at an annual or special meeting of the shareholders called in accordance with the Bylaws of the Company and no action shall be taken by the shareholders by written consent.

               (b) Special meetings of shareholders of the Company may be called only by (i) the Chairman of the Board ("Chairman"), (ii) the Secretary of the Company ("Secretary") within 10 calendar days after receipt of the written request of a majority of the total number of Directors that the Company would have if there were no vacancies, and (iii) as provided in
     Section 5 of the Company's Bylaws.

               (c) At any annual meeting or special meeting of shareholders of the Company, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the Bylaws of the Company. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of at least 66-2/3% of the Voting Stock, voting together as a single class, will be required to amend or repeal, or adopt any provision inconsistent with, this Article Seven. For the purposes of these Articles of Incorporation (except Article Eleven), "Voting Stock" means stock of the Company of any class or series entitled to vote generally in the election of Directors.

          ARTICLE 8:

          Section 1. The Board of Directors of the Company shall be divided into three classes, the respective terms of office of which shall end in successive years. Such classes shall be designated as "Class I", "Class II" and "Class III". The number of directors on the Board shall be determined in accordance with the Bylaws of the Company. The number of directors in each class shall be as nearly equal as possible, except that no director shall be moved from one class to another class in order to attain equality or near equality in the size of the respective classes. For the initial Board of Directors of the Company, the term of office of the Class I directors shall expire at the first annual meeting of shareholders, the term of the Class II directors shall expire at the second annual meeting of shareholders and the term of the Class III directors shall expire at the third annual meeting of shareholders. Thereafter, the directors in each class shall hold office until the third successive annual meeting of shareholders after their election and until their successors shall have qualified, such that at each annual meeting of shareholders only one class of directors shall be elected. In the event that a director is elected to fill a vacancy, the term of such director shall expire at the next annual meeting of shareholders.

          Section 2. Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of at least 66-2/3% of the Voting Stock, voting together as a single class, will be required to amend or repeal, or adopt any provision inconsistent with, this Article Eight.

          ARTICLE 9:

          Section 1. To the fullest extent permitted by the BCL as the same exists or as may hereafter be amended, a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director.

          Section 2. Neither any amendment nor repeal of this Article Nine, nor the adoption of any provision of the Company's Articles of Incorporation inconsistent with this Article Nine, shall eliminate or reduce the effect of this Article Nine, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article Nine, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

          ARTICLE 10:

          Section 1. Every person who is or was a director or officer of the Company shall be indemnified by the Company to the fullest extent allowed by the BCL against all liabilities and expenses imposed upon or incurred by that person in connection with any proceeding in which that person may be made, or threatened to be made, a party, or in which that person may become involved by reason of that person being or having been a director or officer or of serving or having served in any capacity with any other enterprise at the request of the Company, whether or not that person is a director or officer or continues to serve the other enterprise at the time the liabilities or expenses are imposed or incurred.

          Section 2. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) agents of the Company (and any other persons to which Pennsylvania law permits the Company to provide indemnification) through bylaw provisions, agreements with such agents or other persons, votes of shareholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by the BCL subject only to limits created by applicable Pennsylvania law (statutory or non-statutory), with respect to actions for breach of duty to the Company, its shareholders and others.

          Section 3. Neither any amendment nor repeal of this Article Ten, nor the adoption of any provision of the Company's Articles of Incorporation inconsistent with this Article Ten, shall eliminate or reduce the effect of this Article Ten, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article Ten, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

          ARTICLE 11:

               (a) Business Combinations. Notwithstanding any other provisions of these Articles of Incorporation, the Company shall not engage in any Business Combination (as defined herein) with any Interested Shareholder (as defined herein) for a period of three (3) years following the time that such shareholder became an Interested Shareholder, unless:

                    (1) prior to such time the Board of Directors of the Company approved either the Business Combination or the transaction which resulted in the shareholder becoming an Interested Shareholder, or

                    (2) upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the Voting Stock of the Company outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or

                    (3) at or subsequent to such time the Business Combination is approved by the Board of Directors of the Company and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding Voting Stock which is not owned by the Interested Shareholder.

               (b) Inapplicability of Restrictions. The restrictions contained in this Article Eleven shall not apply if:

                    (1) a shareholder becomes an Interested Shareholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the shareholder ceases to be an Interested Shareholder and (ii) would not, at any time within the three (3) year period immediately prior to a Business Combination between the Company and such shareholder, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

                    (2) the Business Combination is proposed prior to the consummation or abandonment of, and subsequent to the earlier of the public announcement or the notice required hereunder of, a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this paragraph; (ii) is with or by a person who either was not an Interested Shareholder during the previous three (3) years or who became an Interested Shareholder with the approval of the Company's Board of Directors and (iii) is approved or not opposed by a majority of the members of the Board of Directors then in office (but not less than 1) who were directors prior to any person becoming an Interested Shareholder during the previous three (3) years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Company (except for a merger in respect of which, pursuant to Section 1924(b) of the BCL, no vote of the shareholders of the Company is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority-owned subsidiary of the Company (other than to any direct or indirect wholly-owned subsidiary or to the Company) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Company; or (z) a proposed tender or exchange offer for 50% or more of the outstanding Voting Stock of the Company. The Company shall give not less then 20 days notice to all Interested Shareholders prior to the consummation of any of the transactions described in clauses (x) or (y) of the second sentence of this paragraph.

               (c) As used in this Article Eleven only the term:

                    (1) "affiliate" means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person.

                    (2) "associate," when used to indicate a relationship with any person, means (i) any company, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of Voting Stock, (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

                    (3) "Business Combination," when used in reference to the Company and any Interested Shareholder of the Company means:

               (i) any merger or consolidation of the Company or any direct or indirect majority-owned subsidiary of the Company with (A) an Interested Shareholder, or (B) with any other company, partnership, incorporated association or other entity if the merger or consolidation is caused by the Interested Shareholder and as a result of such merger or consolidation subsection (a) of this Article Eleven is not applicable to the surviving entity;

               (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of the Company, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of the Company or of any direct or indirect majority-owned subsidiary of the Company which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Company determined on a consolidated basis or the aggregate market value of all the outstanding stock of the Company;

               (iii) any transaction which results in the issuance or transfer by the Company or by any direct or indirect majority-owned subsidiary of the Company of any stock of the Company or of such subsidiary to the Interested Shareholder, except (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Company or any such subsidiary which securities were outstanding prior to the time that the Interested Shareholder became such, (B) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Company or any such subsidiary which security is distributed, pro rata to all holders of a class or series of stock of the Company subsequent to the time the Interested Shareholder became such, (C) pursuant to an exchange offer by the Company to purchase stock made on the same terms to all holders of said stock, or (D) any issuance or transfer of stock by the Company, provided however, that in no case under (B) - (D) above shall there be an increase in the Interested Shareholder's proportionate share of the stock of any class or series of the Company or of the Voting Stock of the Company;

               (iv) any transaction involving the Company or any direct or indirect majority-owned subsidiary of the Company which has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the Company or of any such subsidiary which is owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of stock not caused, directly or indirectly, by the Interested Shareholder; or

               (v) any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the Company) of any loans, advances, guarantees, pledges, or other financial benefits (other than those expressly permitted in subparagraphs (i)-(iv) above) provided by or through the Company or any direct or indirect majority owned subsidiary.

                    (4) "control," including the term "controlling," "controlled by" and "under common control with," means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of Voting Stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding Voting Stock of any company, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds Voting Stock, in good faith and not for the purpose of circumventing this section, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

                    (5) "Interested Shareholder" means any person (other than the Company and any direct or indirect majority-owned subsidiary of the Company) that (i) is the owner of 15% or more of the outstanding Voting Stock of the Company, or (ii) is an affiliate or associate of the Company and was the owner of 15% or more of the outstanding Voting Stock of the Company at any time within the 3-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested
               Shareholder; and the affiliates and associates of such person; provided, however, that the term "Interested Shareholder" shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Company provided that such person shall be an Interested Shareholder if thereafter such person acquires additional shares of Voting Stock of the Company, except as a result of further corporate action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Shareholder, the Voting Stock of the Company deemed to be outstanding shall include stock deemed to be owned by the person through application of paragraph
               (9) of this subsection but shall not include any other unissued stock of the Company which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

                    (6) "person" means any individual, corporation, partnership, unincorporated association or other entity.

                    (7) "Stock" means, with respect to any corporation,  capital stock and, with respect to any other entity, any equity interest.

                    (8) "Voting Stock" means,  with respect to any  corporation, stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity.

                    (9) "owner",  including  the terms "own" and  "owned",  when used with respect to any stock means a person that individually or with or through any of its affiliates or associates:

                         (i)   beneficially   owns  such   stock,   directly  or
                         indirectly; or

                         (ii) has (A) the right to acquire such stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of stock tendered pursuant to a tender or exchange offer made by such person or any of such person's affiliates or associates until such tendered stock is accepted for purchase or exchange; or
                         (B) the right to vote such stock pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any stock because of such person's right to vote such stock if the agreement, arrangement or understanding to vote such stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

                         (iii) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of clause (ii) of this paragraph), or disposing of such stock with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such stock.

          ARTICLE 12: The name and address of the incorporator is: Gerard Carlozzi.


          IN TESTIMONY WHEREOF, the incorporator has signed these Articles of Incorporation this _____ day of _______________, 1999.



                                                     /s/ Gerard Carlozzi
                                                     Gerard Carlozzi

                              BIONX IMPLANTS, INC.

                 ANNUAL MEETING OF STOCKHOLDERS, AUGUST 13, 1999

          The undersigned hereby appoints Gerard Carlozzi and Michael J. O'Brien, and each with full power to act without the other, as proxies, with full power of substitution, for and in the name of the undersigned to vote and act with respect to all shares of common stock of Bionx Implants, Inc. (the "Company") standing in the name of the undersigned on August 13, 1999, or with respect to which the undersigned is entitled to vote and act, at the Annual Meeting of Stockholders of the Company to be held on August 13, 1999 and at any and all adjournments thereof, with all the powers the undersigned would possess if personally present, and particularly, but without limiting the generality of the foregoing, the matters described on the reverse side of this proxy. All shares represented by proxy will be voted in accordance with the instructions, if any, given in such proxy. A stockholder may abstain from voting on any proposal or may withhold authority to vote for any nominee(s) by so indicating on the reverse side.

             THIS PROXY IS SOLICITED ON BEHALF OF BOARD OF DIRECTORS

          The votes represented by this proxy will be voted as marked by you. However, if you execute and return the proxy unmarked, such votes will be voted For all of the proposals. Please mark each box with an "x."

         The Board of Directors Recommends a Vote "For" all proposals.

         1. Election of Directors: (David J. Bershad and Pertti Tormala have been nominated)

             FOR        Withheld          Withheld Authority
                                          to vote for the following only:
                                          (write the nominee's name in the space
                                          below)
             [ ]          [ ]
                                          ______________________________________

          2.  Approve  the   reincorporation  of  the  Company as a Pennsylvania
corporation.

             FOR        Against      Abstain

             [ ]          [ ]          [ ]


          3. In their discretion, proxies shall be authorized to vote upon such other matters as may properly be brought before the meeting or any adjournment thereof.

When shares are held as joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in the partnership name by authorized person.


Dated: ___________, 1999

_______________________
Signature

_______________________
Signature if held jointly

PLEASE SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.